Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FIRST QUARTER 2019 RESULTS
Capital efficiency showing meaningful progress year-to-date

HOUSTON (May 3, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the “Company”) today announced first quarter 2019 financial and operating results. Highlights include:

•	Organic capital expenditures funded by Noble Energy totaled $683 million, below the low end of guidance, a result of lower spend in the U.S. onshore and Israel.

•	Delivered total Company sales volumes of 337 MBoe/d and U.S. onshore volumes of 253 MBoe/d, exceeding the top end of guidance.

•	Produced a quarterly record in the DJ Basin of 144 MBoe/d, driven by strong base performance and Mustang IDP growth.

•	Progressed Leviathan to 81% complete, with first gas sales expected by the end of 2019.

•	Sanctioned the Alen gas monetization project in Equatorial Guinea with initial sales planned for the first half of 2021.

•	Farmed into two exploration blocks offshore Colombia; Noble Energy operates the blocks with a 40% working interest.

•	Noble Midstream Partners closed its options with EPIC Midstream Holdings to acquire a 15% equity interest in the Y-grade pipeline and a 30% equity interest in the crude oil pipeline.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Noble Energy is off to a great start in 2019, building upon our success in the second half of 2018, with capital expenditures below and production above plan. Earlier this year, Noble Energy outlined a path to deliver long-term sustainable value creation through capital efficiency and prioritizing returns over headline volume growth. Our onshore accomplishments in 2019 include lower well costs in each of our basins, reduced cycle times and strong production. Offshore, we are uniquely positioned with world-class international projects that have minimal to no decline, and by the end of the year, Leviathan is expected to be generating significant new cash flow for our Company. I am pleased with our accomplishments to-date, our momentum on 2019 delivery, and our pathway to organic free cash flow generation.”

First Quarter 2019 Results
The Company reported a first quarter net loss attributable to Noble Energy of $313 million, or $0.65 per diluted share. Net loss including noncontrolling interest was $289 million. Excluding items impacting comparability, the Company generated an adjusted net loss and adjusted net loss per share(1) attributable to Noble Energy for the quarter of $44 million, or $0.09 per diluted share. Adjusted EBITDAX(1) was $562 million, and cash provided by operating activities was $528 million.

The Company’s effective tax rate, after excluding items impacting comparability of earnings to prior periods, was approximately 40%. On this basis, current tax expense was $19 million, resulting from the income generated in West Africa and Israel. Deferred taxes were a benefit of $35 million on this same basis.

First quarter 2019 organic capital investments attributable to Noble Energy included $487 million related to U.S. onshore upstream activities and $37 million for midstream activities funded by the Company. These amounts were lower than anticipated as a result of reduced well costs and facility expenditures. The Company also invested $132 million in the Eastern Mediterranean, primarily for the development of the Leviathan project. Noble Energy’s acquisition capital for the first quarter amounted to $39 million, which primarily represented U.S. onshore exploration acreage capture.

Total Company sales volumes for the first quarter 2019 were 337 thousand barrels of oil equivalent per day (MBoe/d). Total Company liquids sales volumes (crude oil and natural gas liquids) averaged 190 thousand barrels per day (MBbl/d) for the first quarter 2019, or 56 percent of total volumes. The Company’s U.S. onshore assets produced 75 percent of sales volumes, Equatorial Guinea (E.G.) represented 13 percent and Israel comprised 12 percent. Each business unit in the U.S. onshore performed in line or above expectation while International volumes benefitted from high demand in Israel and shorter than anticipated facility maintenance in E.G.

Unit production expenses for the first quarter 2019 were $10.02 per barrel of oil equivalent (BOE), including lease operating expenses, production taxes, gathering and transportation expenses, and other royalty costs. Unit production expenses benefitted from cost management and production outperformance, primarily in the U.S. onshore business. Depreciation, depletion and amortization was $16.71 per BOE and general and administrative expenses totaled $102 million for the quarter.

Income from equity method investees for the first quarter totaled $17 million, in line with expectation as a result of planned maintenance at the onshore plant facilities in E.G.

The results for Noble Midstream Partners LP ("NBLX") (NYSE: NBLX) are consolidated into Noble Energy’s financial statements, including $29 million in organic capital expenditures funded by NBLX in the first quarter. In addition, NBLX had $271 million in equity method investments in the first quarter 2019 relating to its acquisition of interests in the EPIC Y-grade and crude oil pipelines along with its joint venture investment for a new Delaware Basin oil pipeline from Reeves County to Wink, Texas. Midstream Services Revenue of $24 million for the quarter was primarily composed of NBLX's gathering revenue from unaffiliated third parties. The public’s 55 percent ownership of first quarter net income attributable to NBLX, $24 million, has been excluded from net income attributable to Noble Energy.

Well Performance and Capital Efficiency Drive U.S. Onshore Performance
Total sales volumes across the Company’s U.S. onshore assets averaged 253 MBoe/d in the first quarter 2019. The Company produced total liquids volumes of 173 MBbl/d of which oil production was 113 MBbl/d. First quarter 2019 volumes reflect another quarterly production record for the Company’s DJ Basin.

Noble Energy continued to drive capital efficiency in the U.S. onshore business, delivering execution improvements to sustainably reduce well costs and improve cycle times, with many of the improvements a result of the Company’s row development process. As compared to the fourth quarter of 2018, pumping hours per day improved 5 to 10 percent, contributing to lower than budgeted well costs and accelerated first production for new wells.

The DJ Basin averaged 144 MBoe/d, an increase of five percent sequentially and 21% from the first quarter 2018, while continuing to generate operating cash flows in excess of capital expenditures. The increased volumes for the quarter were driven primarily by the completion activity at Row 2 in the Mustang area, where the company brought online 21 wells in the western portion of the row. Mustang production averaged 39 MBoe/d in the quarter, with nearly 55 percent of the volume being oil. Wells Ranch grew to 66 MBoe/d in the first quarter, benefitted by additional gas offload.

Sales volumes from the Company's Delaware Basin assets totaled 59 MBoe/d, up 30% from the first quarter of 2018. Early in the year, the Company closed on the divestment of a 13,000 net acre position in the southwest portion of the Company’s acreage. The divestment included approximately 1,000 Boe/d of production. During the first quarter, the Company brought online nine wells to production. The new wells generated an average IP-30 rate of 1,560 Boe/d (68% oil). Excluding two of these wells, which were drilled in the Company’s southwest acreage for lease retention purposes, the IP-30 production average was 211 Boe/d per 1,000 lateral feet.

Sales volumes from the Eagle Ford totaled 50 MBoe/d for the first quarter while continuing to generate operating cash flows above capital expenditures. Seven drilled-but-uncompleted wells commenced production during the quarter from the Company’s North Gates Ranch area.

Across the U.S. onshore portfolio, the Company operated six rigs (2 DJ and 4 Delaware) and drilled 42 wells (26 DJ and 16 Delaware) in the quarter. Noble Energy commenced production on 37 wells (21 DJ, 9 Delaware, 7 Eagle Ford) and completed 56 wells (29 DJ, 20 Delaware, 7 Eagle Ford).

Offshore Major Projects Driving Long-term Sustainable Cash Flow Profile
First quarter net sales volumes from the Company’s assets in Israel totaled 235 million cubic feet of natural gas equivalent per day (MMcfe/d). Production on a gross basis exceeded one billion cubic feet of natural gas equivalent per day, above expectation as a result of higher domestic natural gas demand.

The Leviathan project is 81 percent complete. Project highlights during the first quarter include jacket and pile installation, production manifold installation and completion of pipeline installation. The next major milestone will be the loading and shipping of the platform topsides expected by the end of the second quarter. The project remains on budget and on schedule for first production by the end of 2019.

Sales volumes for West Africa were 45 MBoe/d, including 13 MBbl/d of crude oil. Production volumes exceeded sales volumes by approximately 2 MBbl/d due to the timing of cargo liftings in E.G. During the quarter, the onshore plant facilities, which process Alba field gas, incurred downtime for routine maintenance. The maintenance was completed ahead of schedule, and the plants and Alba field returned to full capacity. Active reservoir management, including optimized field injection, is delivering lower production declines than previously expected at the Company’s operated Aseng and Alen fields.

At the end of the quarter, Noble Energy announced the sanction of the Alen gas monetization project. At start-up, incremental sales from the Alen field are anticipated to be between 200 and 300 MMcfe/d, gross (~75 to 115 MMcfe/d net to Noble Energy), including condensate, NGL, and natural gas volumes.

Exploration Focused on Quality; High-impact, Low-risk Opportunities

Noble Energy finalized an agreement to farm into two deepwater blocks offshore Colombia, totaling 2.2 million acres. The prospectivity on the blocks includes both liquids and natural gas resource potential. Noble Energy operates in both blocks with a 40% working interest. A prospect is planned to be drilled in 2020.

The Company also had significant success in the quarter continuing to build its onshore unconventional exploration position. Over the past two years, the Company has amassed more than 140,000 acres in two plays in Wyoming at an average cost of less than $430 per acre.

Executing to Plan, Full Year Guidance Maintained
The Company's full year capital expenditures guidance and sales volume expectations remain unchanged.

Sales volumes for the second quarter of 2019 are expected to be slightly higher than the first quarter, reflecting increased U.S. onshore production and relatively flat International volumes. The Company’s second quarter sales volumes range is 332 to 347 MBoe/d. In the U.S. onshore, total production and oil volumes are expected to increase slightly from the first quarter, driven by an increased turn in-line well count in the DJ and Delaware Basins. The Company’s second quarter TILs will drive a substantial increase in third quarter production. As guided earlier in the year, second half U.S. Onshore production is anticipated to be approximately 15% higher than the first half of the year.

Internationally, sales volumes for the second quarter are anticipated to be relatively flat with the first quarter. West Africa is expected to be up slightly, driven by higher Alba field gas production following onshore plant maintenance in the first quarter. Consistent with the first quarter, liquids sales volumes are anticipated to be less than production volumes, before reversing in the second half of the year. In Israel, second quarter production volumes will be slightly lower than the first quarter due to seasonal holiday impacts.

For the second quarter, Noble Energy expects organic capital expenditures between $675 million and $750 million, with the majority to be spent in the DJ and Delaware Basins and to progress Leviathan development.

Additional guidance details can be found in the Company’s latest presentation on the Company’s website, www.nblenergy.com.

(1)A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information
Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time on May 3, 2019. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 877-883-0383
International Dial in: 412-902-6506
Conference ID: 4600542

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Park Carrere
(281) 872-3208
Park.Carrere@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441

media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.
This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s earnings release schedules included herein for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Oil, NGL and Gas Sales	$937	$1,173
Sales of Purchased Oil and Gas	74	53
Income from Equity Method Investees	17	47
Midstream Services Revenues – Third Party	24	13
Total Revenues	1,052	1,286
Operating Expenses
Lease Operating Expense	151	155
Production and Ad Valorem Taxes	49	54
Gathering, Transportation and Processing Expense	102	93
Other Royalty Expense	3	17
Exploration Expense	24	35
Depreciation, Depletion and Amortization	508	468
General and Administrative	102	104
Cost of Purchased Oil and Gas	87	57
Other Operating Expense, Net	25	15
Gain on Divestitures, Net	—	(588)
Asset Impairments	—	168
Firm Transportation Exit Cost	92	—
Total Operating Expenses	1,143	578
Operating (Loss) Income	(91)	708
Other Expense
Loss on Commodity Derivative Instruments	212	79
Interest, Net of Amount Capitalized	66	73
Other Non-Operating Expense, Net	4	13
Total Other Expense	282	165
(Loss) Income Before Income Taxes	(373)	543
Income Tax Benefit	(84)	(31)
Net (Loss) Income and Comprehensive (Loss) Income Including Noncontrolling Interests	(289)	574
Less: Net Income and Comprehensive Income Attributable to Noncontrolling Interests (1)	24	20
Net (Loss) Income and Comprehensive (Loss) Income Attributable to Noble Energy	$(313)	$554

Net (Loss) Income Attributable to Noble Energy Per Share of Common Stock
(Loss) Income Per Share, Basic	$(0.65)	$1.14
(Loss) Income Per Share, Diluted	$(0.65)	$1.14

Weighted Average Number of Shares Outstanding
Basic	478	487
Diluted	478	488

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 3, 2019.

Schedule 2
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net (Loss) Income Including Noncontrolling Interests (1)	$(289)	$574
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	508	468
Gain on Divestitures, Net	—	(588)
Asset Impairments	—	168
Firm Transportation Exit Cost	92	—
Deferred Income Tax Benefit	(100)	(157)
Loss on Commodity Derivative Instruments	212	79
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	14	(28)
Other Adjustments for Noncash Items Included in Income	28	(2)
Net Changes in Working Capital	63	69
Net Cash Provided by Operating Activities	528	583
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(763)	(787)
Acquisitions, Net of Cash Received (2)	—	(650)
Additions to Equity Method Investments (3)	(271)	—
Proceeds from Divestitures, Net (4)	123	865
Net Cash Used in Investing Activities	(911)	(572)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(53)	(48)
Purchase and Retirement of Common Stock	—	(67)
Noble Midstream Services Revolving Credit Facility, Net	170	350
Revolving Credit Facility, Net	—	(230)
Contributions from Noncontrolling Interest Owners	10	333
Proceeds from Issuance of Mezzanine Equity, Net of Offering Costs (5)	99	—
Other	(32)	(40)
Net Cash Provided by Financing Activities	194	298
(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(189)	309
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period (6)	719	713
Cash, Cash Equivalents, and Restricted Cash at End of Period (7)	$530	$1,022

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three months ended March 31, 2019, Net (Loss) Income includes Net Income Attributable to Noncontrolling Interests in NBLX.

(2)	For the three months ended March 31, 2018, acquisitions, net of cash received, related to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC by NBLX.

(3)	For the three months ended March 31, 2019, additions related to initial investments in the EPIC Pipelines and Delaware Crossing Joint Venture by NBLX.

(4)
For the three months ended March 31, 2019, proceeds related to the SW Reeves County, Texas asset divestiture. For the three months ended March 31, 2018, proceeds include $487 million from the sale of our 7.5% interest in Tamar field and $308 million from the sale of CONE Gathering LLC.

(5)
For the three months ended March 31, 2019, proceeds related to the issuance of preferred equity by NBLX. As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(6)	As of the beginning of the periods presented, amounts include $3 million and $38 million of restricted cash, respectively.

(7)	As of March 31, 2019 and March 31, 2018, amounts include $2 million and $30 million of restricted cash, respectively.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 3, 2019.

Schedule 3
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$528	$716
Accounts Receivable, Net	573	616
Other Current Assets	142	418
Total Current Assets	1,243	1,750
Net Property, Plant and Equipment	18,701	18,419
Other Noncurrent Assets	1,376	841
Total Assets	$21,320	$21,010
Liabilities, Mezzanine Equity and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,284	$1,207
Other Current Liabilities	659	519
Total Current Liabilities	1,943	1,726
Long-Term Debt	6,738	6,574
Deferred Income Taxes	961	1,061
Other Noncurrent Liabilities	1,438	1,165
Total Liabilities	11,080	10,526
Total Mezzanine Equity (1)	97	—
Total Shareholders' Equity	9,071	9,426
Noncontrolling Interests (2)	1,072	1,058
Total Equity	10,143	10,484
Total Liabilities and Equity	$21,320	$21,010

(1)
Amount relates to preferred equity issued by Noble Midstream Partners LP (NBLX). As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(2)
The Company consolidates NBLX, a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 3, 2019.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
Sales Volumes	2019	2018
Crude Oil and Condensate (MBbl/d)
United States Onshore	113	103
United States Gulf of Mexico	—	19
Equatorial Guinea	12	15
Equity Method Investee - Equatorial Guinea	1	2
Total (1)	127	139
Natural Gas Liquids (MBbl/d)
United States Onshore	59	63
United States Gulf of Mexico	—	1
Equity Method Investee - Equatorial Guinea	4	5
Total	63	69
Natural Gas (MMcf/d)
United States Onshore	483	482
United States Gulf of Mexico	—	22
Israel	233	261
Equatorial Guinea	168	206
Total	884	971
Total Sales Volumes (MBoe/d)
United States Onshore	253	246
United States Gulf of Mexico	—	24
Israel	39	44
Equatorial Guinea	40	49
Equity Method Investee - Equatorial Guinea	5	7
Total Sales Volumes (MBoe/d)	337	370

Total Sales Volumes (MBoe)	30,375	33,272

Price Statistics - Realized Prices (2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$53.46	$61.50
United States Gulf of Mexico	—	64.55
Equatorial Guinea	61.01	68.14
Natural Gas Liquids ($/Bbl)
United States Onshore	$17.86	$25.47
United States Gulf of Mexico	—	28.41
Natural Gas ($/Mcf)
United States Onshore	$2.49	$2.60
United States Gulf of Mexico	—	3.54
Israel	5.57	5.48
Equatorial Guinea	0.27	0.27

(1)	Total includes a small amount of condensate from the Company’s offshore Israel assets.

(2)	Average realized prices do not include gains or losses on commodity derivative instruments.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net (Loss) Income Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2019	2018
Net (Loss) Income Attributable to Noble Energy (GAAP)	$(313)	$554
Adjustments to Net (Loss) Income
Firm Transportation Exit Cost	92	—
Gain on Divestitures, Net	—	(588)
Asset Impairments	—	168
Loss on Investment in Tamar Petroleum Ltd., Net	—	29
Loss on Commodity Derivative Instruments, Net of Cash Settlements	226	51
Other Adjustments	19	18
Total Adjustments Before Tax	337	(322)
Current Income Tax Effect of Adjustments (1)	(3)	97
Deferred Income Tax Effect of Adjustments (1)	(65)	(12)
Tax Reform Impact (2)	—	(145)
Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP)	$(44)	$172

Net (Loss) Income Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$(0.65)	$1.14
Firm Transportation Exit Cost	0.19	—
Gain on Divestitures, Net	—	(1.21)
Asset Impairments	—	0.34
Loss on Investment in Tamar Petroleum Ltd., Net	—	0.06
Loss on Commodity Derivative Instruments, Net of Cash Settlements	0.47	0.10
Other Adjustments	0.04	0.05
Current Income Tax Effect of Adjustments (1)	—	0.20
Deferred Income Tax Effect of Adjustments (1)	(0.14)	(0.03)
Tax Reform Impact (2)	—	(0.30)
Adjusted (Loss) Income Attributable to Noble Energy per Share, Diluted (Non-GAAP)	$(0.09)	$0.35

Weighted Average Number of Shares Outstanding, Basic	478	487
Weighted Average Number of Shares Outstanding, Diluted	478	488

(1)	Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.

(2)
During first quarter 2018, we recorded a $145 million tax benefit as a result of the U.S. Department of the Treasury and the Internal Revenue Service intent to issue additional regulatory guidance associated with Tax Reform Legislation and the transition tax (toll tax).

Schedule 6
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Including Noncontrolling Interests (GAAP)
to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income including noncontrolling interests (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2019	2018
Net (Loss) Income Including Noncontrolling Interests (GAAP)	$(289)	$574
Adjustments to Net (Loss) Income, After Tax (1)	269	(382)
Depreciation, Depletion and Amortization	508	468
Exploration Expense	24	35
Interest, Net of Amount Capitalized	66	73
Current Income Tax Expense (2)	19	13
Deferred Income Tax Benefit (2)	(35)	16
Adjusted EBITDAX (Non-GAAP)	$562	$797

(1)	See Reconciliation of Net (Loss) Income Attributable to Noble Energy (GAAP) to Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP).

(2)	Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net (Loss) Income, After Tax, above.

Schedule 7
Noble Energy, Inc.
Capital Expenditures
(in millions, unaudited)

	Three Months Ended March 31,
	2019	2018
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based) (1)	$683	$777
Acquisition Capital Attributable to Noble Energy	39	4
Noble Midstream Partners Capital Expenditures (2)	29	345
Investment in Equity Method Investees (3)	271	—
Increase in Finance Lease Obligations	2	—
Total Reported Capital Expenditures (Accrual Based)	$1,024	$1,126

(1)
For the three months ended March 31, 2019 and March 31, 2018, organic capital expenditures include $37 million and $110 million for midstream capital not funded by Noble Midstream Partners LP (NBLX), respectively.

(2)	NBLX capital expenditures for the three months ended March 31, 2018 include $206 million related to the 100 percent acquisition of Saddle Butte Rockies Midstream, LLC.

(3)	Investment in equity method investees includes primarily NBLX investments of $227 million in EPIC Y-Grade, LP and EPIC Crude Holdings, LP and $38 million in Delaware Crossing LLC.